Exhibit 10.1

January 5, 2011

Mr. Richard Blum

1446 Apple Farm Lane

Cincinnati, Ohio 45230

Dear Rick:

The following serves as documentation of the terms of our agreement regarding your exit from CECO (this “Agreement”).

CECO agrees to:

•	pay your regular salary through January 31, 2011.

•	pay the existing health care premiums for you and your spouse for 6 months (through June 30, 2011).

•	buy your shares of CECO stock (73,741 in total, which includes the 48,471 you own and the 25,000 you acquired through exercising these options) at the price of $5.84

•	not impose/require the non compete and non solicitation provisions set forth in your Employment Agreement.

•	refrain from making or publishing any disparaging or false statements either oral or written, about you.

Rick Blum agrees:

•

to resign his Officer’s positions of and his Board seats of CECO Environmental Corp. and all affiliated companies, effective as of January 5, 2011 (other than his position as President of CECO Environmental Corp., which expired end of December 31, 2010, and as a director of the CECO Environmental Corp., which is effective as of January 1, 2010).

•

to refrain from making or publishing any disparaging or false statements either oral or written, about CECO, CECO’s former and current officers, directors, owners, partners, members, shareholders, representatives, agents, employees, subsidiaries, parents, affiliates, divisions, and all other related entities of CECO.

•	To be available from time to time through the month of January 2011 to advise and consult on an as needed basis.

•	That the amounts previously paid to him and those discussed in this Agreement are all amounts owed to him in full for his services to CECO Environmental Corp. and its affiliated companies.

In addition, Mr. Blum acknowledges that the above-referenced payments and benefits are things of value which Mr. Blum would not receive except for his signature of this Agreement and fulfillment of the promises contained herein. Mr. Blum further agrees that the payments and other benefits constitute full, final, and complete satisfaction of any and all “Claims” by Mr. Blum against any or all of the “Releasees,” as those terms are defined in the following paragraph. Mr. Blum further acknowledges that CECO is entering into this Agreement based on his representation that this Agreement will resolve any and all claims that he has or could have against CECO for any issues relating to his employment or the termination of his employment and that he is waiving any right to pursue any lawsuit against CECO with respect to his employment, the termination of his employment or any other issue that arose prior to his execution of this Agreement.

In exchange for the consideration set forth above, Mr. Blum, on behalf of himself and any heirs, dependents, spouses, beneficiaries, successors, agents, assigns, executors, and/or administrators, hereby fully, finally, and forever releases and agrees not to sue or be a party to any lawsuit of any kind or nature against CECO, CECO’s former and current officers, directors, owners, partners, members, shareholders, representatives, agents, employees, subsidiaries, parents, affiliates, divisions, and all other related entities of CECO and their respective heirs, predecessors, successors, and assigns, and all other persons and entities acting by, through, under, or in concert with any of them (hereinafter, “Releasees”) for any and all claims, complaints, causes of action, lawsuits, rights, liabilities, obligations, promises, agreements, grievances, controversies, damages, demands, losses, debts, costs, expenses, or attorneys’ fees (hereinafter, “Claims”), whether asserted or unasserted, known or unknown, from the beginning of time through the date Mr. Blum signs this Agreement, including but not limited to Claims arising out of or relating to Mr. Blum’s employment with CECO and/or his separation therefrom arising under any practice, policy or employment agreement or any federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), as amended, the Family and Medical Leave Act (“FMLA”), as amended, the Age Discrimination in Employment Act (“ADEA”), and any other federal, state, county or local statute, ordinance, regulation or order and all claims under the common law in tort, contract or otherwise. This release specifically includes any employment-related claims for compensatory, consequential, exemplary or punitive damages, reinstatement, equitable relief, attorneys’ fees or costs, backpay, front pay, loss of salary, net accumulations, wages, bonuses, incentive payments, commissions, expense reimbursements, rates of pay, vacations, sick days, earnings, interest or loss of any other incidents, terms or conditions of employment. Claims released do not include applicable and vested benefits to which Mr. Blum is entitled, if any, pursuant to CECO’s retirement plan(s), as set forth in and governed by the formal Plan Document(s). Mr. Blum warrants that he has not assigned or transferred any Claims against Releasees to any other person or entity. Except as expressly provided for herein, this release of Claims also shall include Mr. Blum’s entitlement to any benefits under all other employee benefit programs sponsored or maintained by or on behalf of CECO.

Mr. Blum understands and agrees that by this release he is giving up the opportunity to recover any compensation, damages or any other form of relief in any proceeding brought by him or on his behalf. Mr. Blum’s release and this Agreement shall not operate to waive or bar any claim or right which may not by operation of law or regulation be waived or barred. Mr. Blum expressly acknowledges that he has not filed any Claim regarding any matter described in this Agreement and, if he does file such a Claim, he will be in breach of the Agreement and CECO shall be entitled to revoke or recover from him all consideration given under this Agreement as well as its attorneys’ fees and costs incurred in defending against such action.

Exclusively as this Agreement pertains to Mr. Blum’s release of Claims, if any, under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., Mr. Blum, pursuant to and in compliance with the Older Workers Benefit Protection Act: (i) is advised to consult with an attorney prior to executing this Agreement; (ii) is afforded a period of twenty-one (21) calendar days to consider this Agreement; and (iii) may revoke this Agreement (with regard to his ADEA waiver and release) during the seven (7) calendar days following his signature of the Agreement. Mr. Blum’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that Mr. Blum had the opportunity to review this Agreement with an attorney if he so desired; that Mr. Blum was afforded twenty-one (21) days to consider the Agreement before executing it (even if he voluntarily chose to sign the Agreement prior to the expiration of the 21-day period); that Mr. Blum agrees this Agreement is written in a manner that enables him fully to understand its content and meaning; and that Mr. Blum is being given seven (7) days to revoke the Agreement.

This Agreement as it pertains to the release of Claims under the ADEA shall become effective and enforceable seven (7) calendar days after Mr. Blum signs it, as long as it is not revoked prior to that time. All other provisions of the Agreement or parts thereof shall become effective and enforceable upon execution; provided, however, that if Mr. Blum revokes the Agreement as provided in (iii) above, CECO may revoke the Agreement in its entirety during the seven (7) calendar day period following Mr. Blum’s revocation. Notice of any revocation must be in writing and delivered to CECO’s Vice President of Human Resources, Hilliary Jeffries, at 3120 Forrer Street, Cincinnati, Ohio 21209, on or before the effective date of revocation.

MR. BLUM AGREES THAT HE IS FULLY ABLE AND COMPETENT TO ENTER INTO THIS AGREEMENT, HAS READ THE AGREEMENT CAREFULLY AND IN ITS ENTIRETY, HAS TAKEN REASONABLE TIME TO CONSIDER IT, HAS HAD THE OPPORTUNITY, SHOULD HE SO DESIRE, TO HAVE COUNSEL OF CHOICE REVIEW IT, FULLY UNDERSTANDS ITS TERMS, AND THAT HIS AGREEMENT TO ALL OF ITS PROVISIONS IS MADE FREELY, VOLUNTARILY, AND WITH FULL KNOWLEDGE AND UNDERSTANDING OF ITS TERMS AND CONTENTS.

Acknowledged and Agreed:		CECO Environmental Corp.

/s/ Richard J. Blum		/s/ Hilliary L. Jeffries
Richard J. Blum		Hilliary L. Jeffries

Dated:	1/5/11	Dated:	1-5-11